Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	October 28, 2004

KAISER ALUMINUM ANNOUNCES RUSAL AS SUCCESSFUL BIDDER FOR QAL INTERESTS

     HOUSTON, Texas, October 28, 2004 – Kaiser Aluminum announced that Rusal was the successful bidder for Kaiser’s interests in and related to Queensland Alumina, Limited (QAL), which operates an alumina refinery in Australia.

     The successful bid provides for a base price of $401 million in cash, subject to certain working capital adjustments, plus purchase of Kaiser’s alumina and bauxite inventories and the assumption of Kaiser’s obligations in respect of approximately $60 million of QAL debt. Kaiser also will transfer its existing alumina sales contracts and other agreements relating to QAL to Rusal.

     Kaiser made the determination of the successful bidder in consultation with the Unsecured Creditors’ Committee, the Asbestos Claimants’ Committee, and the Asbestos Future Claims Representative at the conclusion of today’s auction, which had been authorized by the U.S. Bankruptcy Court for the District of Delaware.

     Kaiser expects the Court to rule on the sale at a hearing on November 8 and has targeted a closing on the transaction during the first quarter of 2005.

     The company’s Form 10-Q for the period ending June 30, 2004 provides a detailed discussion of the various impacts of the sale of Kaiser’s interests in and related to QAL, including required approvals, the likely escrowing of proceeds, and the use of proceeds, as summarized below:

•	Required approvals include the aforementioned Court approval, as well as approvals by the lenders under Kaiser’s Post-Petition Credit Agreement and by certain regulatory authorities in Australia.

•	Escrowing of proceeds is likely, pending Court approval of Kaiser’s Intercompany Settlement Agreement.

Exhibit 99.1

•	The vast majority of the value realized in respect of the company’s interests in and related to QAL is likely to be for the benefit of holders of Kaiser’s publicly traded notes and the Pension Benefit Guaranty Corporation.

•	Any winning bidder at auction must also be accepted by the other QAL participants and by the QAL lenders.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

F-999

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the sale by the United States Bankruptcy Court for the District of Delaware and by the lenders under Kaiser’s Post-Petition Credit Agreement, as well as the satisfaction of the other conditions contained in the definitive documentation providing for the sale. As a result, no assurance can be given as to whether or when the sale will occur.